EXHIBIT 99.3

February 24, 2006

21st Century Insurance Group
6301 Owensmouth Avenue
Woodland Hills, CA 91367

Re:	Amendment to Your Retention Agreement

Dear :

Pursuant to action taken by the Board of Directors of 21st Century Insurance Group and its subsidiary, 21st Century Insurance Company (hereinafter collectively referred to as the “Company”) on December 14, 2005, this letter agreement constitutes an amendment to your Retention Agreement with the Company.

Your Retention Agreement is amended as follows:

1.	Lump Sum Payment in Lieu of Future Compensation

Payment of the lump sum cash amount provided in Section 5(b) of the Retention Agreement will be delayed and paid within 15 days following the seven-month anniversary of your “Termination Date, ”i.e., the date of your termination of employment on account of a termination of your employment by the Company without Cause or your resignation for Good Reason, unless Company’s counsel determines that this payment delay is not required to comply with Internal Revenue Code Section 409A (Section 409A).

2.	Options

Outstanding Options. As provided in Section 5(c) of the Retention Agreement, on your Termination Date, any unvested stock option grants outstanding as of such date will become immediately vested. However, in exchange for the cancellation of the extended exercise period provided in Section 5(c), the Company will pay you an additional payment for all outstanding options as of December 31, 2005 equal to $0.50 per option share multiplied by x, where x is the number of years or partial year remaining in the maximum term of the option as of your Termination Date, assuming you had not terminated, minus 5. Thus, you will receive a cash payment only for options that have more than five years of remaining term as of your Termination Date. Payment of this amount will be delayed and paid within 15 days following the seven-month anniversary of your Termination Date, unless Company’s counsel determines that this payment delay is not required to comply with Section 409A. In no event will this payment be made earlier than January 1, 2007.

Future Options. All future option grants by the Company will not be subject to the terms of your Retention Agreement (and the cancellation provision in Section 17(i)). The option agreements reflecting future option grants will provide as follows: On your Termination Date, all unvested shares subject to the options will immediately vest, and you will be allowed to exercise the options until the earlier of (a) five years from your Termination Date, or (b) the expiration of the remaining term of the options (assuming you had not been terminated). If your termination of employment occurs because of a Good Reason resignation, you will be provided this extended exercise period only if it would not make the option subject to Section 409A, as determined by the Company’s counsel. If the Company’s counsel concludes that the extended exercise period would subject the options to Section 409A, you will have the normal 90 days to exercise the options, and the Company will pay you an additional payment equal to $0.50 per option share multiplied by x, where x is the number of years or partial year remaining in the maximum term of the option as of your Termination Date, assuming you had not terminated, minus 5. Payment of this amount will be delayed and paid within 15 days following the seven-month anniversary of your Termination Date, unless Company’s counsel determines that this payment delay is not required to comply with Section 409A. In no event will this payment be made earlier than January 1, 2007.

3.	Group Insurance Benefit Continuation

Section 5(d) of the Retention Agreement is replaced with the following: Following your Termination Date, the Company will arrange for life, disability, accident and health insurance benefits if available and reasonably priced for you and your family (which is comparable to the Company benefits provided to you and your family immediately prior to your Termination Date or, if better, immediately before a benefit reduction that constitutes Good Reason, if you terminate for that Good Reason) until the earlier of (a) 30 months, (b) the remaining months in the year you terminate plus 24 months, or (c) you become covered under another group health plan (Coverage Period). Alternatively, if this is not available or otherwise, the Company will pay for and provide you and your family with the same life, disability, accident and health coverage under the Company’s benefit plans to which you would have been entitled had you remained continuously employed by the Company during the Coverage Period.

All other terms of the Retention Agreement will remain in effect.

I would appreciate it if you would sign, date and return a copy of this letter agreement to me. As such, it will constitute a written amendment to your Retention Agreement.

Sincerely yours,

21st Century Insurance Group and 21st Century Insurance Company

By

Agreed to and accepted by:

Dated: February __, 2006